Exhibit 23.5

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CONSENT OF INVESTMENT BANKER

We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of United Bancshares, Inc. in connection with its proposed merger with The Bank of Leipsic in the Proxy Statement-Prospectus included in United Bancshares, Inc.'s Registration Statement on Form S-4 under the heading "Opinion of United Bancshares, Inc. Financial Advisor," to the references to our firm in such Proxy Statement-Prospectus and to the inclusion of such opinion as an appendix to the Proxy Statement and Prospectus.

/s/ Tom P. Smith

Tom P. Smith

Consultant

Young & Associates, Inc.

Kent, Ohio

November 1, 1999

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